Exhibit 16.1

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on August 10, 2026, to be filed by our former client, Shepherd’s Finance, LLC. We agree with the statements made in response to that Item insofar as they relate to our firm.

Very truly yours,

/s/ BDO USA, P.C.

Brentwood, Tennessee

August 12, 2026